Exhibit 10.5

CAPITOL ACQUISITION CORP.

509 7th Street, N.W.

Washington, D.C. 20004

June 10, 2009

Ladenburg Thalmann & Co. Inc.

520 Madison Avenue

9th Floor

New York, NY 10022

Dear Sirs:

Reference is made to that certain Underwriting Agreement (the “Underwriting Agreement”), dated November 8, 2007, between Capitol Acquisition Corp. (“Company”) and Citigroup Global Markets Inc., as representative of the underwriters, including Ladenburg Thalmann & Co. Inc. (“Ladenburg”), in the Company’s initial public offering (“IPO”). Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Underwriting Agreement.

The Company and Pine River Capital Management LP (“Pine River”) are discussing entering into a proposed business combination transaction (the “Transaction”). As a condition to Pine River’s willingness to enter into the Transaction, Pine River has requested that Ladenburg (acting for itself and not on behalf of the other Underwriters) waive the Deferred Discount it is entitled to pursuant to Sections 2(c) and (dd) of the Underwriting Agreement, and in lieu thereof, receive a fee equal to $2,500,000 paid as follows: (a) 0.50% of value of the Trust Account, payable upon the consummation of the Transaction, less any amounts paid to the Company’s stockholders with whom the Company entered into forward or other contracts to purchase their shares and any amounts paid to stockholders of the Company who voted against the Business Combination and demanded that the Company convert its shares into cash, and (b) the remainder to be paid in quarterly installments (starting at the end of the first full quarter after consummation of the Transaction) in an amount equal to the lesser of (y) $200,000 or (z) 0.125% of Stockholders Equity. For the purposes of this Agreement, Stockholders’ Equity shall mean (i) the sum of the net proceeds from any issuances of the Company’s equity securities since inception (allocated on a pro rata daily basis for such issuances during the month of any such issuance), plus or minus (ii) any changes to the Company’s stockholders equity as of the end of the most recently completed quarter. No interest shall accrue on unpaid amounts.

Additionally, if, following the consummation of the Transaction, the Company or any acquisition vehicle or surviving entity resulting from the Transaction, considers one or more transactions to raise debt or equity (other than exercise of the Company’s existing outstanding warrants, as amended in connection with consummation of the Transaction), the Company agrees to cause Ladenburg to be offered a role as lead or co-manager (the choice of such role to be within the Company’s sole discretion) in connection with the first two such transactions occurring within one year after consummation of the Transaction; with the reasonable economics associated with such role to be negotiated by the parties at the time of engagement.

Very truly yours,

CAPITOL ACQUISITION CORP.

By:	/s/ Mark D. Ein
Name:	Mark D. Ein
Title:	Chief Executive Officer

Accepted and Agreed:

LADENBURG THALMANN & CO. INC.

By:	/s/ Steven Kaplan
Name:	Steven Kaplan
Title:	Managing Director